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                                                                    EXHIBIT 10.7

                                 LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made and entered into as of July 9, 2003 by and between ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC., a California corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").

                              SECTION 1. THE CREDIT

1.1      CREDIT FACILITY

1.1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Ten Million Dollars ($10,000,000) outstanding in aggregate principal amount at any one time (the "Revolving Loan"). The proceeds of the Revolving Loan shall be used for Borrower's general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note (defined below); provided, however, that if the Loan is subject to the Out of Debt Provision under Section 1.3 then for at least thirty
(30) consecutive days during each twelve (12) month period, the outstanding principal balance of the Revolving Loan shall be zero ($0) (the "Out of Debt Provision"). All borrowings of the Revolving Loan must be made before June 15, 2004, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank's standard form of commercial promissory note (the "Revolving Note"). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be prima facie evidence. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.2 TERMINOLOGY. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

         (a) "Affiliate" means any person which directly or indirectly controls, is controlled by, or is under common control with, the Borrower. "Control" means direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that control shall be conclusively presumed when any person or affiliated group directly or indirectly owns five percent or more of the securities having ordinary voting power for the election of directors of a corporation. "Controlled by" and "under common control with" have meanings correlative thereto.

         (b) "GAAP" means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

         (c) "Lien" means any voluntary or involuntary security interest, mortgage, pledge, charge, encumbrance or title retention agreement, covering all or any part of the property of Borrower.

         (d)      "Loan" means all the credit facilities described above.

         (e) "Loan Documents" means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note or the Loans.

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         (f)      "Note" means all the promissory notes described above.

         (g) "Obligor" means individually and collectively, Borrower and Guarantor (as defined in Section 2.3).

         (h) "Potential Default" means a condition, event or act which, but for the passage of time, would constitute an Event of Default.

         (i)      "Subordinated Debt" is defined in Section 2.4.

1.3 BORROWING BASE. Notwithstanding any other provision of this Agreement, if the Loan is subject to the Borrowing Base, Bank shall not be obligated to advance funds under the Revolving Loan, at any time that Borrower's aggregate obligations in respect of principal to Bank thereunder exceed seventy-five percent (75%) of the book value of Borrower's Eligible Accounts for all account debtors, except eighty percent (80%) for (a) Applied Materials, Inc., a Delaware corporation ("Applied"); (b) Lam Research Corporation, a Delaware corporation ("Lam"); and (c) Novellus Systems, Inc., a California corporation, ("Novellus"), as determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Bank ("Borrowing Base"); provided, however that for each financial reporting quarter if the outstanding principal balance of the Revolving Loan was Two Million Five Hundred Thousand Dollars ($2,500,000) or less at all times during the previous financial reporting quarter, Borrower may elect to be subject to (a) the Out of Debt Provision; or (b) the Borrowing Base and the monthly reporting requirements of Section 4.5(f). If at any time that the Loan is subject to the Borrowing Base, the Borrower's obligations in respect of principal to Bank under the referenced facilities exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.

         1.3.1 ACCOUNTS AND ELIGIBLE ACCOUNTS. The term "Accounts" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in United States dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower, and Borrower's books and records relating to any of the foregoing.

         The term "Eligible Accounts" means those Accounts, net of finance charges, which have been validly assigned to Bank as collateral and strictly comply with all Borrower's representations and warranties to Bank, but Eligible Accounts shall not include any Account:

                  (a) With respect to which the account debtor is an officer, shareholder, director, or employee of Borrower;

                  (b) With respect to which the account debtor is a subsidiary or Affiliate of Borrower;

                  (c) Relating to goods placed on consignment, guaranteed sale or other terms by reason of which payment by the account debtor may be conditional;

                  (d) With respect to which the account debtor is not a resident of the United States or Canada;

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                  (e)      With respect to which the account debtor is a
                  Federal, state or local governmental entity or agency, unless Bank, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect thereto;

                  (f) With respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower but only to the extent of the potential offset;

                  (g) With respect to which there is asserted, but only to the extent so asserted, a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower's business;

                  (h) With respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business, or which is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including but not limited to assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

                  (i) Owed by any account debtor with respect to which twenty-five percent (25%) or more of the aggregate dollar amount of its Accounts are not paid within ninety (90) days of the invoice date;

                  (j)      That is not paid by the account debtor within ninety
                  (90) days of the invoice date;

                  (k) That portion of the Accounts owed by any single account debtor which exceeds fifteen percent (15%) of all Borrower's Accounts except: (A) fifty percent (50%) for Applied, and (B) twenty-five percent (25%) for Lam and Novellus; and

                  (l) Which Bank, upon notice to Borrower, deems ineligible in its reasonable credit judgment.

1.4 PREPAYMENT. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein.

1.5 INTEREST. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.6 UPFRONT COMMITMENT FEE. On or before the date of execution of this Agreement, Borrower shall pay to Bank a nonrefundable commitment fee of Two Thousand Five Hundred Dollars ($2,500).

1.7 COMMITMENT FEE; REDUCTION OR TERMINATION OF COMMITMENT. On the last day of each calendar quarter commencing with the first such day to occur following the execution of

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this Agreement Borrower shall pay to Bank a non-refundable fee ("Commitment
Fee") of one quarter of one percent (0.25%) per year on the average daily unused portion of the Revolving Loan for such quarter, computed on the basis of a 360 day year for actual days elapsed. Borrower may at any time terminate, or from time to time reduce, the commitment of Bank to make loans hereunder by giving Bank five (5) days prior written notice. Any such reduction or termination shall affect the calculation of the Commitment Fee for the calendar quarter in which such notice is given.

1.8 LEGAL FEE. Borrower shall have reimbursed Bank for Bank's costs and expenses, including, without limitation, reasonable attorneys' fees and expenses (including the fees of Bank's in-house legal counsel and staff) in the amount of $1,200, incurred in connection with the negotiation and drafting of this Agreement and the transactions contemplated hereby.

1.9 BALANCES. Borrower shall maintain its major depository accounts with Bank until all obligations of Borrower to Bank under the Loan Documents have been paid in full.

1.10 DISBURSEMENT. Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization(s) to Disburse executed by Borrower.

1.11 SECURITY. Prior to any Loan disbursement, Borrower shall execute one or more security agreements on Bank's standard form, and deliver one or more financing statements suitable for filing in the official records of the appropriate state government and/or any other location required by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement(s). Any exceptions to Bank's first priority Lien are permitted only as provided in this Agreement (including pursuant to Section 5.1). At Bank's reasonable request, Borrower will use its commercially reasonable efforts to obtain executed landlord's and mortgagee's waivers, each on Bank's form or any other form reasonably acceptable to the Bank, covering all of Borrower's property located on leased or encumbered real property.

                        SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank's reasonable satisfaction:

2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents to which it is a party.

2.2 FINANCIAL STATEMENTS. Borrower shall have provided Bank the finalized copies of Borrower's audited financial statements for fiscal year end December 31, 2002.

2.3 GUARANTIES. Ultra Clean Holdings, Inc., a California corporation ("Guarantor"), shall have executed and delivered to Bank a continuing guaranty (the "Guaranty") in form and amount satisfactory to Bank.

2.4 SUBORDINATION AGREEMENTS. FP-Ultra Clean, L.L.C., a Delaware limited liability company ("FP"), Clarence Granger, Kevin Griffin, and Bruce Wier [KG] shall have executed and delivered to Bank their respective agreements, in form satisfactory to Bank, subordinating all of

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Guarantor's indebtedness now or hereafter owing to said persons or entities, to all obligations of Guarantor under the Guaranty ("Subordinated Debt").

2.5 AUTHORIZATION TO OBTAIN CREDIT. Borrower shall have provided Bank with an executed copy of Bank's form Authorization to Obtain Credit with certified copies of resolutions duly adopted by Borrower's board of directors and in form satisfactory to Bank, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.6 TERMINATION STATEMENTS. Borrower shall have provided Bank with termination statements executed by such secured creditors as may be required by Bank, suitable for filing with the Secretary of State in each state designated by Bank.

2.7 CONTINUING COMPLIANCE. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any Potential Default.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants the following. The following representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

3.1 BUSINESS ACTIVITY. Borrower's principal business is the design, engineering, and manufacture of subassemblies and components, primarily gas delivery systems, for semiconductor process equipment manufacturers and device makers and other businesses reasonably related thereto.

3.2 AFFILIATES AND SUBSIDIARIES. Borrower's Affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities directly owning five percent (5%) or more of the equity interests in Borrower, in each case, as of the date of this Agreement, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3 ORGANIZATION AND QUALIFICATION. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4 POWER AND AUTHORIZATION. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents to which it is a party. This Agreement and all things required by this Agreement and the other Loan Documents to which it is a party have been duly authorized by all requisite action of Borrower.

3.5 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents to which it is a party are not in contravention of any of the terms of any material indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

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3.6      COMPLIANCE WITH LAWS. Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.7 TITLE. Borrower has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or Liens in compliance with Section 5.1.

3.8 FINANCIAL STATEMENTS. Borrower's financial statements, including both a balance sheet at December 31, 2002, together with supporting schedules, and an income statement for the three (3) months ended March 31, 2003 (the "March 31 Statement"), have heretofore been furnished to Bank, are true and complete, in all material respects, and fairly represent, in all material respects, Borrower's financial condition for the period covered thereby, subject, in the case of the March 31 Statement, to normal year end adjustments and the absence of footnotes. Since June 6, 2003, there has been no material adverse change in Borrower's financial condition or operations.

3.9 LITIGATION. There is no litigation or proceeding pending or, to the knowledge of Borrower, threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

3.10 ERISA. Borrower does not have any defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

3.11 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12 NO EVENT OF DEFAULT. There exists no Event of Default, unless cured to Bank's satisfaction or waived, or Potential Default.

                        SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; PROVIDED, HOWEVER, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of

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such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities necessary for the conduct of its business in good order, condition and repair, ordinary wear and tear excepted. Bank may, at reasonable times and upon reasonable notice, visit and inspect any of Borrower's properties.

4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower's expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower's accounts and records and Bank's collateral during regular business hours and upon reasonable notice.

4.5      INFORMATION FURNISHED. Borrower will furnish to Bank:

         (a) Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its unaudited statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

         (b) Within one hundred twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants. Borrower shall not change its fiscal year end from the current December 31st without thirty (30) days prior written notice to Bank.

         (c) Prompt written notice to Bank of any Event of Default or Potential Default under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would reasonably be expected to have a material adverse effect on Borrower's financial condition, and any other matter which has resulted in, or could reasonably be expected to result in, a material adverse change in Borrower's financial condition or operations.

         (d) Prompt written notice to Bank of any change in Borrower's officers and other senior management and prior written notice to Bank of any change in Borrower's name or state of organization.

         (e) Such other financial statements and information as Bank may reasonably request from time to time.

         (f) Within forty-five (45) days after the close of each calendar quarter, a copy of Borrower's quarterly accounts receivable aging and accounts payable aging and a Borrowing Base Certificate, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank, accurately reporting the

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         amounts of Borrower's Accounts and Eligible Accounts as of the close of such quarter, as the Borrowing Base may require. If the Loan is subject to a Borrowing Base under Section 1.3, then within twenty (20) days after the close of each month, a copy of Borrower's monthly accounts receivable aging and accounts payable aging and a Borrowing Base Certificate, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank, accurately reporting the amounts of Borrower's Accounts and Eligible Accounts as of the close of such month, as the Borrowing Base may require.

4.6 WORKING CAPITAL. Borrower will at all times maintain Working Capital of not less than Thirteen Million Dollars ($13,000,000). "Working Capital" means the excess of current assets over current liabilities of Borrower.

4.7 TANGIBLE NET WORTH. Borrower will at all times maintain Tangible Net Worth of not less than Twenty Million Dollars ($20,000,000). "Tangible Net Worth" means the consolidated stockholders' equity of the Guarantor and Borrower increased by indebtedness subordinated to Bank (including Subordinated Debt) and decreased by (to the extent reflected in determining such consolidated stockholders' equity) patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits, prepaid costs and expenses and monies due from Affiliates (including officers, shareholders and directors).

4.8 DEBT TO TANGIBLE NET WORTH. Borrower will at all times maintain a ratio of total liabilities to Tangible Net Worth of not greater than 0.76:1.0.

4.9 PROFITABILITY. Borrower shall not at any time suffer two consecutive quarterly losses, except losses solely due to accrued but unpaid interest on Subordinated Debt; provided, Borrower may make a one-time payment to Morgan Stanley in connection with advisory services not to exceed $1,000,000 in the aggregate.

4.10 INSURANCE. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by financially sound and reputable insurance companies, against fire and such other risks, and in such amounts as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly upon Bank's request furnish other or additional insurance reasonably deemed necessary by Bank to the extent that such insurance may be available on commercially reasonable terms, and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. Prior to any Loan disbursement, Bank will be named loss payee under all policies insuring the collateral. Borrower will maintain worker's compensation insurance and insurance against liability for damage to persons or property. All policies shall require at least ten (10) days' written notice to Bank before alteration or cancellation.

4.11 ADDITIONAL REQUIREMENTS. Upon Bank's demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time.

4.12 LITIGATION AND ATTORNEYS' FEES. Upon Bank's demand, Borrower will promptly pay to Bank reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred

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by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

4.13 BANK EXPENSES. Upon Bank's request, Borrower will pay or reimburse Bank for all reasonable costs, expenses and fees incurred by Bank in preparing and documenting all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, and reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

                         SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1 LIENS. Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes not delinquent and taxes and other items that are not overdue by more than thirty (30) days or are being contested in good faith, (c) minor encumbrances and easements on real property which do not materially and adversely affect its market value, (d) existing Liens on Borrower's property and extensions, renewals or replacements thereof, (e) purchase money security interests encumbering only the personal property purchased, (f) Liens on fixed and capital assets subject to capital lease obligations, and (g) other Liens securing obligations in an aggregate amount not exceeding $1,000,000.

5.2 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution's normal fees for such services. Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements with Bank.

5.3 SALE OF ASSETS, LIQUIDATION OR MERGER. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or substantially all of its assets or business, or purchase or lease all or substantially all of the assets or business of another.

5.4 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, or pledge its credit or properties, except pursuant to agreements with Bank and except as otherwise permitted under Section 5.1.

5.5 INVESTMENTS. Borrower will not purchase the debt or equity of another except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations, overnight euro investments with Bank, and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase.

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5.6      PAYMENT OF DIVIDENDS. Borrower will not declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

5.7 REDEMPTION OF STOCK. Borrower will not redeem or retire any share of its capital stock for value.

5.8 AFFILIATE TRANSACTIONS. Borrower will not transfer any property to any Affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Except as permitted in the previous sentence, Borrower will not pay any management fee or fee for services to any Affiliate without Bank's prior written consent.

                          SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events ("Events of Default") shall automatically under Sections 6.1(a), 6.5, 6.6, 6.7, and 6.8, and upon five (5) days prior written notice from Bank to Borrower under all other provisions of
Section 6, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable and shall terminate any obligation of Bank to make or continue the Loan without, except as otherwise expressly provided herein, notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1 Borrower shall default in the due and punctual payment of (a) the principal of or (b) the interest on , in each case the Note or any other amounts owing under any of the Loan Documents.

6.2 Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 4.1, 4.3 (with respect to existence), 4.6, 4.7, 4.8, 4.9, or 5 on its part to be performed or observed, or a material adverse change has occurred in Borrower's financial condition or operations.

6.3 Any representation or warranty made by Borrower herein or by Borrower (or any of its officers) in connection with this Agreement, shall prove to have been incorrect in any material respect when made.

6.4 The Guaranty or any subordination agreement relating to Subordinated Debt shall be breached or become ineffective, or the Guarantor or any subordinating creditor shall disavow or attempt to revoke or terminate such guaranty or subordination agreement.

6.5 The insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due.

6.6 The commencement as to any Obligor of any voluntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief.

6.7 The general assignment by any Obligor for the benefit of such Obligor's creditors.

6.8      The termination of existence of any Obligor.

6.9 FP ceases to hold, directly or indirectly, at least fifty percent (50%) of the voting interests in Borrower and Guarantor.

6.10 The failure of any Obligor to comply with any non-monetary order, judgment, injunction, decree, writ or demand of any court or other public authority, if such failure would have a material adverse affect on Borrower's financial condition or business.

6.11 Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 6.1 through 6.10 above on its part to be performed or observed and any such failure shall remain unremedied or uncured in the judgment of Bank for five (5) days after the Borrower knows of such failure.

6.12 The commencement as to any Obligor of any involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief.

6.13 The appointment, or commencement of any proceeding for the appointment of, a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property.

6.14 The commencement of any proceeding for the dissolution or liquidation of any Obligor.

6.15 One or more judgments for the payment of money in an aggregate amount exceeding $2,000,000 shall be imposed upon or rendered against one or more Obligors.

6.16 The default of any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money (other than under the Loan Documents or in respect of the Subordinated Debt) in excess of $ 2,000,000.

                          SECTION 7. GENERAL PROVISIONS

7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank's rights of setoff and banker's lien.

7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3 INUREMENT. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank's prior written consent shall be null and void.

7.4 APPLICABLE LAW. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

7.5 SEVERABILITY. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6 CONSTRUCTION. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.7 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

7.8 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.9 NOTICES. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.10 INTEGRATION CLAUSE. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

ULTRA CLEAN TECHNOLOGY SYSTEMS             UNION BANK OF CALIFORNIA, N.A.
AND SERVICE, INC.

By: ________________________________       By: ____________________________
                                               Timothy Reilly
Title: _____________________________           Vice President

Address for Notices:                       Address for Notices:
150 Independence Drive                     Santa Clara Valley Commercial Banking
Menlo Park, California 94025               39305 Paseo Padre Parkway
Telephone No. (650) 323-4100               Fremont, California 94564
FAX No. (650) 326-0929                     Telephone No. (510) 494-5792
                                           FAX No. (510) 790-6516

                               CONTINUING GUARANTY

1. OBLIGATIONS GUARANTIED. For consideration, the adequacy and sufficiency of which is acknowledged, the undersigned ("Guarantor") unconditionally guaranties and promises (a) to pay to UNION BANK OF CALIFORNIA, N.A. ("Bank") on demand, in lawful United States money, all Obligations to Bank of ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC., a California corporation ("Borrower") and
(b) to perform all undertakings of Borrower in connection with the Obligations. "Obligations" means all indebtedness and obligations of Borrower to Bank under or in connection with that certain Loan Agreement dated as of July 9, 2003, between Borrower and Bank, as amended, extended, renewed, or replaced from time to time ("Loan Agreement"), whether made, incurred or created previously, concurrently or in the future, whether voluntary or involuntary and however arising, whether incurred directly or acquired by Bank by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, legal or equitable, whether Borrower is liable individually or jointly or with others, whether incurred before, during or after any bankruptcy, reorganization, insolvency, receivership or similar proceeding ("Insolvency Proceeding"), and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable, together with all expenses of, for and incidental to collection, including reasonable attorneys' fees.

2. LIMITATION ON GUARANTOR'S LIABILITY. Although this Guaranty covers all Obligations, Guarantor's aggregate liability under this Guaranty for Borrower's Obligations shall not exceed the sum of the following (the "Guarantied Liability Amount"): (a) Ten Million Dollars ($10,000,000) for Obligations representing principal and/or rent ("Principal Amount"), (b) all interest, fees like charges owing and allocable to the Principal Amount as determined by Bank, and (c) without allocation in respect of the Principal Amount all costs, attorneys' fees, and expenses of Bank relating to or arising out of the enforcement of the Obligations and all indemnity liabilities of Guarantor under this Guaranty. The foregoing limitation applies only to Guarantor's liability under this particular Guaranty. Unless Bank otherwise agrees in writing, every other guaranty of any Obligations previously, concurrently, or hereafter given to Bank by Guarantor is independent of this Guaranty and of every other such guaranty. Without notice to Guarantor, Bank may permit the Obligations to exceed the Principal Amount and may apply or reapply any amounts received in respect of the Obligations from any source other than from Guarantor to that portion of the Obligations not included within the Guarantied Liability Amount.

3. CONTINUING NATURE/REVOCATION/REINSTATEMENT. This Guaranty is in addition to any other guaranties of the Obligations, is continuing and covers all Obligations, including those arising under successive transactions which continue or increase the Obligations from time to time, renew all or part of the Obligations after they have been satisfied, or create new Obligations. Revocation by one or more signers of this Guaranty or any other guarantors of the Obligations shall not (a) affect the obligations under this Guaranty of a non-revoking Guarantor, (b) apply to Obligations outstanding when Bank receives written notice of revocation, or to any extensions, renewals, readvances, modifications, amendments or replacements of such Obligations, or (c) apply to Obligations, arising after Bank receives such notice of revocation, which are created pursuant to a commitment existing at the time of the revocation, whether or not there exists an unsatisfied condition to such commitment or Bank has another defense to its performance. All of Bank's rights pursuant to this Guaranty continue with respect to amounts previously paid to Bank on account of any Obligations which are thereafter restored or returned by Bank, whether in an Insolvency Proceeding of Borrower or for any other reason, all as though such amounts had not been paid to Bank; and Guarantor's liability under this Guaranty (and all its terms and provisions) shall be reinstated and revived, notwithstanding any surrender or cancellation of this Guaranty. Bank, at its sole discretion, may determine whether any amount paid to it must be restored or returned; provided, however, that if Bank elects to contest any claim for return or restoration, Guarantor agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Bank in connection with such contest. No payment by Guarantor shall reduce the Guarantied Liability Amount hereunder unless, at or prior to the time of such payment, Bank receives Guarantor's written notice to that effect. If any Insolvency Proceeding is commenced by or against Borrower or Guarantor, at Bank's election, Guarantor's obligations under this Guaranty shall immediately and without notice or demand become due and payable, whether or not then otherwise due and payable.

4. AUTHORIZATION. Guarantor authorizes Bank, without notice and without affecting Guarantor's liability under this Guaranty, from time to time, whether before or after any revocation of this Guaranty, to (a) renew, compromise, extend, accelerate, release, subordinate, waive, amend and restate, or otherwise amend or change, the interest rate, time or place for payment or any other terms of all or any part of the Obligations; (b) accept delinquent or partial payments on the Obligations; (c) take or not take security or other credit support for this Guaranty or for all or any part of the Obligations, and exchange, enforce, waive, release, subordinate, fail to enforce or perfect, sell, or otherwise dispose of any such security or credit support; (d) apply proceeds of any such security or credit support and direct the order or manner of its sale or enforcement as Bank, at its sole discretion, may determine; and (e) release or substitute Borrower or any guarantor or other person or entity liable on the Obligations.

5. WAIVERS. To the maximum extent permitted by law, Guarantor waives (a) all rights to require Bank to proceed against Borrower, or any other guarantor, or proceed against, enforce or exhaust any security for the Obligations or to marshal assets or to pursue any other remedy in Bank's power whatsoever; (b) all defenses arising by reason of any disability or other defense of Borrower, the cessation for any reason of the liability of Borrower, any defense that any other indemnity, guaranty or security was to be obtained, any claim that Bank has made Guarantor's obligations more burdensome or more burdensome than Borrower's obligations, and the use of any proceeds of the Obligations other than as intended or understood by Bank or Guarantor; (c) all presentments, demands for performance, notices of nonperformance, protests, notices of dishonor, notices of acceptance of this Guaranty and of the existence or creation of new or additional Obligations, and all other notices or demands to which Guarantor might otherwise be entitled; (d) all conditions precedent to the effectiveness of this Guaranty; (e) all rights to file a claim in connection with the Obligations in an Insolvency Proceeding filed by or against Borrower;
(f) all rights to require Bank to enforce any of its remedies; and (g) until the Obligations are satisfied or fully paid with such payment not subject to return:
(i) all rights of subrogation, contribution, indemnification or reimbursement,
(ii) all rights of recourse to any assets or property of Borrower, or to any collateral or credit support for the Obligations, (iii) all rights to participate in or benefit from any security or credit support Bank may have or acquire, and (iv) all rights, remedies and defenses Guarantor may have or acquire against Borrower. Guarantor understands that if Bank forecloses by trustee's sale on a deed of trust securing any of the Obligations, Guarantor would then have a defense preventing Bank from thereafter enforcing Guarantor's liability for the unpaid balance of the secured Obligations. This defense arises because the trustee's sale would eliminate Guarantor's right of subrogation, and therefore Guarantor would be unable to obtain reimbursement from Borrower. Guarantor specifically waives this defense and all rights and defenses that Guarantor may have because the Obligations are secured by real property. This means, among other things: (a) Bank may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; and
(b) if Bank forecloses on any real property collateral pledged by Borrower: (i) the amount of the Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (ii) Bank may collect from Guarantor even if Bank, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or similar laws in other states.

6. GUARANTOR TO KEEP INFORMED. Guarantor warrants having established with Borrower adequate means of obtaining, on an ongoing basis, such information as Guarantor may require concerning all matters bearing on the risk of nonpayment or nonperformance of the Obligations. Guarantor assumes sole, continuing responsibility for obtaining such information from sources other than from Bank. Bank has no duty to provide any information to Guarantor until Bank receives Guarantor's written request for specific information in Bank's possession and Borrower has authorized Bank to disclose such information to Guarantor.

7. SUBORDINATION. All obligations of Borrower to Guarantor which presently or in the future may exist ("Guarantor's Claims") are hereby subordinated to the Obligations. At Bank's request, Guarantor's Claims will be enforced and performance thereon received by Guarantor only as a trustee for Bank, and Guarantor will promptly pay over to Bank all proceeds recovered for application to the Obligations without reducing or affecting Guarantor's liability under other provisions of this Guaranty.

8. SECURITY. To secure Guarantor's obligations under this Guaranty, other than for payment of Obligations which are subject to the disclosure requirements of the United States Truth in Lending Act, Guarantor grants Bank a security interest in all moneys, general and special deposits, instruments and other property of Guarantor at any time maintained with or held by Bank, and all proceeds of the foregoing.

9. AUTHORIZATION. Where Borrower is a corporation, partnership or other entity, Bank need not inquire into or verify the powers of Borrower or authority of those acting or purporting to act on behalf of Borrower, and this Guaranty shall be enforceable with respect to any Obligations Bank grants or creates in reliance on the purported exercise of such powers or authority.

10. ASSIGNMENTS. Without notice to Guarantor, Bank may assign the Obligations and this Guaranty, in whole or in part, and may disclose to any prospective or actual purchaser of all or part of the Obligations any and all information Bank has or acquires concerning Guarantor, this Guaranty and any security for this Guaranty.

11. COUNSEL FEES AND COSTS. The prevailing party shall be entitled to attorneys' fees (including a reasonable allocation for Bank's internal counsel) and all other costs and expenses which it may incur in connection with the enforcement or preservation of its rights under, or defense of, this Guaranty or in connection with any other dispute or proceeding relating to this Guaranty, whether or not incurred in any Insolvency Proceeding, arbitration, litigation or other proceeding.

12. MARRIED GUARANTORS. By executing this Guaranty, a Guarantor who is married agrees that recourse may be had against his or her separate and community property for all his or her obligations under this Guaranty.

13. MULTIPLE GUARANTORS/BORROWERS. When there is more than one Borrower named herein or when this Guaranty is executed by more than one Guarantor, then the words "Borrower" and "Guarantor", respectively, shall mean all and any one or more of them, and their respective successors and assigns, including debtors-in-possession and bankruptcy trustees; words used herein in the singular shall be considered to have been used in the plural where the context and construction so requires in order to refer to more than one Borrower or Guarantor, as the case may be.

14. INTEGRATION/SEVERABILITY/AMENDMENTS. This Guaranty is intended by Guarantor and Bank as the complete, final expression of their agreement concerning its subject matter. It supersedes all prior understandings or agreements with respect thereto and may be changed only by a writing signed by Guarantor and Bank. No course of dealing, or parole or extrinsic evidence shall be used to modify or supplement the express terms of this Guaranty. If any provision of this Guaranty is found to be illegal, invalid or unenforceable, such provision shall be enforced to the maximum extent permitted, but if fully unenforceable, such provision shall be severable, and this Guaranty shall be construed as if such provision had never been a part of this Guaranty, and the remaining provisions shall continue in full force and effect.

15. JOINT AND SEVERAL. If more than one Guarantor signs this Guaranty, the obligations of each under this Guaranty are joint and several, and independent of the Obligations and of the obligations of any other person or entity. A separate action or actions may be brought and prosecuted against any one or more guarantors, whether action is brought against Borrower or other guarantors of the Obligations, and whether Borrower or others are joined in any such action.

16. NOTICE. Any notice, including notice of revocation, given by any party under this Guaranty shall be effective only upon its receipt by the other party and only if (a) given in writing and (b) personally delivered or sent by United States mail, postage prepaid, and addressed to Bank or Guarantor at their respective addresses for notices indicated below. Guarantor and Bank may change the place to which notices, requests, and other communications are to be sent to them by giving written notice of such change to the other.

17. GOVERNING LAW. This Guaranty shall be governed by and construed according to the laws of California, and, except as provided in any addendum hereto, Guarantor submits to the non-exclusive jurisdiction of the state or federal courts in said state.

18. DISPUTE RESOLUTION. This Guaranty hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Guarantor and Bank.

Executed as of July 9, 2003. Guarantor acknowledges having received a copy of this Guaranty and having made each waiver contained in this Guaranty with full knowledge of its consequences.

ULTRA CLEAN HOLDINGS, INC.

By: _________________________________

Title: ______________________________

UNION BANK OF CALIFORNIA, N.A.

By: _________________________________
          Timothy Reilly
          Vice President

Address for notices to Bank:                   Address for notices to Guarantor:
39305 Paseo Padre Parkway                      _________________________________
Fremont, California 94538                      _________________________________

 UNION
    BANK OF
 CALIFORNIA

                               SECURITY AGREEMENT

This Security Agreement is executed at San Jose, California on July 9, 2003 by Ultra Clean Technology Systems and Service, Inc., a California corporation (herein called "Debtor")

As security for the payment and performance of all of Debtor's obligations under the Loan Documents to UNION BANK OF CALIFORNIA, N.A., (herein called "Bank"), irrespective of the manner in which or the time at which such obligations arose or shall arise, and whether direct or indirect, alone or with others, absolute or contingent, Debtor does hereby grant a continuing security interest in, and assign and transfer to Bank, the following personal property, whether now or hereafter owned or in existence and all proceeds thereof (hereinafter called "Collateral"):

All present and hereafter acquired accounts, chattel paper, instruments, contract rights, general intangibles, goods, equipment, inventory, documents, certificates of title, deposit accounts, returned or repossessed goods, fixtures, farm products, poultry, livestock, crops, timber, minerals (including oil and gas) and mineral rights, insurance claims, rights and policies, letter of credit rights, investment property, supporting obligations, and the proceeds, products, parts, accessories, attachments, accessions, replacements, substitutions, additions, and improvements of or to each of the foregoing.

Entities executing this Security Agreement as Debtor agree not to change their state of organization, principal place of business (if general partnership or other nonregistered entity) or name, as identified below, without Bank's prior written consent:

LEGAL NAME OF DEBTOR STATE OF ORGANIZATION/PRINCIPAL PLACE OF BUSINESS Ultra Clean Technology Systems and Service, Inc. State of California

                                    AGREEMENT

1. The term "credit" or "indebtedness" is used in this Agreement in its broadest and most comprehensive sense. Credit may be granted at the request of any one Debtor without further authorization by or notice to any other Debtor. Collateral shall be security for all nonconsumer indebtedness of Debtor to Bank under the Loan Documents in accordance with the terms and conditions herein.

2. Debtor will: (a) pay when due all indebtedness to Bank; (b) execute such other documents and do such other acts as Bank may from time to time require to establish and maintain a valid security interest in Collateral, including payment of all costs and fees in connection with any of the foregoing when deemed necessary by Bank; (c) keep Collateral separate and identifiable at the locations where such Collateral is located; (d) protect, defend and maintain the Collateral and the security interest of Bank and, unless Debtor determines that such action would be of negligible value, economic or otherwise, initiate, commence and maintain any action or proceeding to protect the Collateral and upon Debtor's failure to do so Bank may pay any such charge as it deems necessary and add the amount paid to the indebtedness of Debtor hereunder; and
(e) not use Collateral for any unlawful purpose. Debtor hereby appoints Bank the true and lawful attorney of Debtor and authorizes Bank, during the continuance of a default, to perform any and all acts which Bank in good faith deems necessary for the protection and preservation of Collateral or its value or Bank's security interest therein, including transferring any Collateral into its own name and receiving the income thereon as additional security hereunder. Bank does not assume any of the obligations arising under the Collateral.

3. Debtor warrants: (a) it has the capacity to grant a security interest in Collateral to Bank; (b) all information furnished by Debtor to Bank heretofore or hereafter, whether oral or written, is and will be correct and true in all material respects as of the date given; and (c) if Debtor is an entity, the execution, delivery and performance hereof are within its powers and have been duly authorized.

4. The occurrence of an Event of Default under that certain Loan Agreement dated as of July 9, 2003, as amended, extended, renewed or replaced from time to time ("Loan Agreement"), shall constitute a default under this Agreement. All terms not otherwise defined in this Agreement shall have the meanings set forth in the Loan Agreement.

5. Whenever a default exists, Bank, at its option, may: (a) without notice except as otherwise provided in the Loan Agreement accelerate the maturity of any part or all of the indebtedness and terminate any agreement for the granting of further credit to Debtor; (b) sell, lease or otherwise dispose of Collateral at public or private sale; (c) transfer any Collateral into its own name or that of its nominee; (d) retain Collateral in satisfaction of obligations secured hereby, with notice of such retention sent to Debtor as required by law; (e) notify any parties obligated on any Collateral consisting of accounts, instruments, chattel paper, choses in action or the like to make payment to Bank and enforce collection of any Collateral; (f) file any action or proceeding which Bank deems necessary or appropriate to protect and preserve the right, title and interest of Bank in the Collateral; (g) require Debtor to assemble and deliver any Collateral to Bank at a reasonably convenient place designated by Bank; (h) apply all sums received or collected from or on account of Collateral, including the proceeds of any sales thereof, to the payment of the costs and expenses incurred in preserving and enforcing rights of Bank (including but not limited to reasonable attorneys' fees), and indebtedness secured hereby in such order and manner as Bank in its sole discretion determines; Bank shall account to Debtor for any surplus remaining thereafter, and shall pay such surplus to the party entitled thereto, including any second secured party who has made a proper demand upon Bank and has furnished proof to Bank as requested in the manner provided by law; in like manner, Debtor agrees to pay to Bank without demand any deficiency after any Collateral has been disposed of and proceeds applied as aforesaid; and (i) exercise its banker's lien or right of setoff in the same manner as though the credit were unsecured. Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of California in any jurisdiction where enforcement is sought, whether in said state or elsewhere. All rights, powers and remedies of Bank hereunder shall be cumulative and not alternative. No delay on the part of Bank in the exercise of any right or remedy shall constitute a waiver thereof and no exercise by Bank of any right or remedy shall preclude the exercise of any other right or remedy or further exercise of the same remedy.

6. Debtor waives during the continuance of a default: (a) all right to require Bank to proceed against any other person including any other Debtor hereunder or to apply any Collateral Bank may hold at any time or to pursue any other remedy. Collateral, endorsers or guarantors may be released, substituted or added without affecting the liability of Debtor hereunder; (b) the defense of the Statute of Limitations in any action upon any obligations of Debtor secured hereby; (c) any right of subrogation and any right to participate in Collateral until all obligations secured hereby have been paid in full, and (d) to the fullest extent permitted by law, any right to oppose the appointment of a receiver or similar official to operate Debtor's business.

7. The right of Bank to have recourse against Collateral shall not be affected in any way by the fact that the credit is secured by a mortgage, deed of trust or other lien upon real property.

8. The security interest granted herein is irrevocable and shall remain in full force and effect until there is payment in full of the indebtedness or the security interest is released in writing by Bank.

9. Debtor shall be obligated to request the release, reassignment or return of Collateral after payment in full of existing obligations. Bank shall be under no duty or obligation to release, reassign or return any Collateral except upon the express written request of Debtor and then only where all of Debtor's obligations hereunder have been paid in full.

10. Debtor will not sell, lease or otherwise dispose of any of the Collateral, provided that Debtor may do any of the foregoing unless (a) doing so would violate a covenant in the Loan Agreement, or (b) a default shall have occurred and be continuing and Bank shall have notified Debtor that its right to do so is terminated or otherwise limited. Concurrently with any sale, lease or other disposition permitted by the foregoing proviso, the Liens on the assets sold or disposed (but not in proceeds) will cease immediately without any action by Bank.

11. If more than one Debtor executes this Agreement, the obligations hereunder are joint and several. All words used herein in the singular shall be deemed to have been used in the plural when the context and construction so require. Any married person who signs this Agreement expressly agrees that recourse may be had against his/her separate property for all of his/her obligations to Bank.

12. This Agreement shall be for the benefit of and bind Bank, its successors and assigns and each of the undersigned, their respective heirs, executors, administrators and successors in interest. Upon transfer by Bank of any part of the obligations secured hereby, Bank shall be fully discharged from any liability with respect to Collateral transferred therewith.

13. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement shall be prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such or the remaining provisions of this Agreement.

14. The grant of a security interest in proceeds does not imply the right of Debtor to sell or dispose of any Collateral without the express consent in writing by Bank other than inventory or other Collateral in the ordinary course of business as presently conducted.

ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC.

By: ______________________________________________
        Kevin Griffin, Chief Financial Officer

                                     Page 3